Exhibit 10.3

FARM CREDIT OF SOUTHWEST FLORIDA, ACA

AMENDED AND RESTATED RLOC NOTE

(Reduced from $175,000,000.00)

$125,000,000.00

Arcadia, Florida

September 3, 2008

Loan Number 075 085457846-04

FOR VALUE RECEIVED, ALICO, INC., a FLORIDA CORPORATION (“BORROWER”) PROMISES TO PAY TO THE ORDER OF FARM CREDIT OF SOUTHWEST FLORIDA, ACA, FOR ITSELF AND AS AGENT/NOMINEE FOR OTHER LENDING INSTITUTIONS HAVING AN INTEREST, DIRECT OR INDIRECT, IN THIS AMENDED AND RESTATED RLOC NOTE (THE “NOTE”) AND ALL DOCUMENTS, INSTRUMENTS AND AGREEMENT PERTAINING THERETO, ITS SUCCESSORS AND/OR ASSIGNS (hereinafter called “Lender”), at the office of Lender at 330 North Brevard Avenue, Arcadia, Florida 34266, or at such other place as the holder may designate in writing, on the RLOC Maturity Date (as defined in the Amended and Restated Loan Agreement between Borrower, Guarantors named therein and Lender, dated May 26, 2006, as amended on August 30, 2007, on February 26, 2008, March 25, 2008, and on even date herewith (collectively, the “Loan Agreement”)) in immediately available funds the principal sum of One Hundred Twenty-Five Million and No/100 Dollars ($125,000,000.00), or so much thereof as may be advanced from time to time. This Note amends and restates that certain $175,000,000 RLOC Note from Borrower to Lender dated October 11, 2005, as amended (the “Original Note”) in its entirety and is not a novation. As of the date hereof the outstanding principal balance of the Original Note is $79,318,750.00, which balance shall be deemed outstanding hereunder.

Lender is hereby irrevocably authorized by Borrower to record the amount outstanding from time to time of the RLOC (as defined in the Loan Agreement) together with the applicable interest, and notations of payments of interest and/or principal received by Lender in respect thereof, which recordation shall, in the absence of manifest error, be conclusive. All advances from Lender to Borrower hereunder may be repaid, without penalty, and readvanced and shall be made in accordance with and pursuant to the terms of the Loan Agreement. Any Event of Default under the Loan Agreement is an event of default under the terms of this Note. Except as expressly provided herein, all terms used in this Note shall have the same meaning as used in the Loan Agreement.

Interest. The principal amount hereof from time to time outstanding and unpaid shall bear interest from and including the date hereof until payment thereof in full. Subject to provisions set forth herein for the increase in the applicable interest rate upon the occurrence of an Event of Default, interest hereunder shall accrue on each advance hereunder at a variable rate per annum equal to the prevailing three (3) month London Interbank Offered Rate (“LIBOR”), rounded to the nearest one-eighth percent (.125%), as published in The Wall Street Journal for the fifteenth (15th) day of each month plus the Applicable Margin set forth below (the “Applicable Margin”):

Applicable Margin	Debt Ratio
80 basis points (.8%)	< .35 to 1.00
100 basis points (1.0%)	≥ .35 to 1.0 < .45 to 1.0
125 basis points (1.25%)	≥ .45 to 1.0 < .55 to 1.0
150 basis points (1.50%)	≥ .55 to 1.0 < .60 to 1.0
Default	≥ .60 to 1.0

Testing shall be made as of each fiscal quarter-end (the “Testing Date”) based on financial statements required for such quarter to be furnished by Borrower to Lender pursuant to Section 4.1(c) of the Loan Agreement. Changes in the Applicable Margin shall become effective as of the first (1st) Business Day following the Testing Date. In addition to any applicable increase in the rate resulting from the occurrence of an Event of Default, in the event that Borrower fails timely to comply with Section 4.1(c) of the Loan Agreement, the Applicable Margin shall be 1.50% as of one (1) Business Day after the Testing Date until cured.

For the purposes of this Note, the following term shall apply:

“Debt Ratio” shall have the same meaning assigned thereto in the Loan Agreement.

If LIBOR is not published on the fifteenth (15th) day of any month, then the last published rate prior to the fifteenth (15th) shall prevail. On the date of this Note, the initial interest rate shall be established based on the rate in effect on the fifteenth (15th) day of the month immediately preceding the date hereof. Thereafter, the interest rate shall change on the first day of each month, if applicable, based upon LIBOR as set forth above.

If LIBOR should no longer be published, the Lender, in the exercise of reasonable judgment, shall substitute another means of determining an annual interest rate which shall apply thereafter in regard to amounts borrowed hereunder. The Lender will give Borrower written notice of such substitution.

Interest shall accrue and be computed on the basis of a year of 365 days.

Repayment of Principal and Interest. Principal and interest are payable in United States dollars, without offset or deduction of any kind for taxes or otherwise. Accrued interest on all advances shall be due and payable quarterly on the first (1st) day of each successive calendar quarter commencing on October 1, 2008, and continuing so long as there is any principal amount or accrued interest outstanding, with all outstanding principal and accrued interest to be paid in full by the RLOC Maturity Date.

Advances. The Lender agrees, pursuant to the terms and subject to the conditions set forth in the Loan Agreement, to make advances to Borrower from time to time prior to the RLOC Maturity Date, upon the request of Borrower. So long as no Event of Default has occurred and remains uncured beyond any applicable cure period, if any, Borrower may borrow, repay and reborrow (without penalty) hereunder. Each advance shall be made in accordance with the terms and conditions set forth in the Loan Agreement.

This Note is issued pursuant to the Loan Agreement and is entitled to the benefits thereof. The holder of this Note may enforce the agreements of Borrower contained in the Loan Agreement and, upon the occurrence of an Event of Default, may exercise the remedies provided for therein or otherwise available at law or in equity.

Borrower, at its option, subject to the terms of the Loan Agreement and the payment of accrued interest to the date of prepayment, may prepay, and upon the occurrence of certain events shall prepay all or part of the principal outstanding under this Note, without prepayment premium or penalty of any kind.

Upon the occurrence of an Event of Default, as defined in Article 6 of the Loan Agreement, any outstanding principal amount advanced under this Note and any interest then accrued thereon may be declared to be immediately due and payable as provided in the Loan Agreement. This Note may be enforced in any court or other tribunal having jurisdiction as specified in the Loan Agreement over the subject matter hereof, and Borrower shall pay to the holder hereof on demand such amounts in United States dollars as shall be sufficient to pay the enforcement costs and expenses of such holder, including without limitation, reasonable attorney fees and expenses, including, but not limited to, fees and expenses incurred on appeal or in the event the holder takes actions to protect its interests hereunder in proceedings in bankruptcy to the extent set forth in the Loan Documents.

No reference herein to the Loan Agreement and no provision of this Note or the Loan Agreement shall alter or impair the obligation of Borrower, which is absolute and unconditional, to pay the principal of (and any default rate, late charge or other charges, if any) and interest on this Note as provided herein.

Borrower hereby waives presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the holder of any rights hereunder in any particular instance shall not constitute a waiver hereof in that or any subsequent instance.

This Note, and all future advances, are secured in the manner provided in the Loan Agreement which, among other things, contains provisions for: (i) the acceleration of the maturity hereof upon the happening of certain events; (ii) optional prepayment of the principal hereof without penalty prior to maturity; (iii) the application of a default rate of interest pursuant to Section 7.7 of the Loan Agreement; and (iv) the waiver of certain provisions of the Loan Agreement, all upon the terms and conditions specified therein.

This Note is the RLOC Note referred to in the Loan Agreement. This Note, except as governed by applicable federal law, shall be construed in accordance with and governed by the laws of the State of Florida.

Agreed to and given under the hand and seal of the undersigned on the day first set forth above.

ALICO, INC.	(Seal)

By:	/s/ Dan L. Gunter

Print Name:	Dan L. Gunter

Its:	Chief Executive Officer

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